EXHIBIT 16 TO FORM 8-K

June 4, 2003

Securities and Exchange Commission

450 Fifth Street N.W.

Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K dated May 30, 2003, of ARI Network Services, Inc. and are in agreement with the statements contained in the first four paragraphs on page 2 therein.  We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP